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                                                                     EXHIBIT 3.2


                            SPIEKER PROPERTIES, INC.

                              ARTICLES OF AMENDMENT

         SPIEKER PROPERTIES, INC., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

                  FIRST: The Charter of the Corporation is hereby amended as follows:

                  1. Subparagraph (a)(9) of Article NINTH is amended to read in its entirety as follows:

                  Exception. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) will not be violated, may exempt (i) a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or (ii) is an underwriter which participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Equity Stock will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Equity Stock being exchanged for Excess Stock in accordance with subparagraph
(a)(3) of this Article NINTH and provided that any exemption of a Person under clause (i) of this subparagraph shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Stock of the Corporation.

                  2. Subparagraph (b)(1) of Article NINTH is amended to read in its entirety as follows:

                  Ownership in Trust. Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the Exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (b)(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5).

                  3. Subparagraphs (b)(5)(A) and (b)(5)(B) of Article NINTH are amended to read in their entirety as follows:

                  Restrictions on Transfer; Designation of Beneficiary.

                  (A) Excess Stock shall not be transferable. The Corporation may designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if the shares of Excess




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Stock held in Trust would not be Excess Stock in the hands of such Beneficiary.
The Purported Beneficial Transferee may receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Equity Stock that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (ii) if the Purported Beneficial Transferee did not give value for such shares of Equity Stock (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Corporation as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary.

                  (B) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock that exceeds the amounts allowable under subparagraph (b) (5) (A) of this Article NINTH, such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Corporation, or, at the Corporation's sole election, such excess shall be offset against any future dividends or distributions payable to such Purported Beneficial Transferee.

                  4. Subparagraph (b)(3) of Article NINTH is amended to read in its entirety as follows:

                  Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the shares of Excess Stock shall not be entitled to share in any portion of the assets of the Corporation. At such time as (i) the Corporation has received the necessary stockholder approval with respect to a voluntary liquidation or dissolution of the Corporation, or (ii) the Corporation has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Corporation, such shares of Excess Stock held in Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Equity Stock resulted in the Excess Stock which has been extinguished pursuant to this subparagraph (b) (3) of this Article NINTH shall without further act become a creditor of the Corporation. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Corporation with respect to its now-extinguished interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock) will be equal to the lesser of (a) that amount of the distributable assets of the Corporation to which such Excess Stock would be entitled if such Excess Stock were entitled to share ratably in the distributable assets of the Corporation as shares of Common Stock, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the shares of Equity Stock which were exchanged for Excess Stock, or (2) if the Purported Beneficial Transferee did not given value for such shares of Equity Stock (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Stock. If the Corporation causes such liquidation or dissolution to be revoked or otherwise rescinded any Excess Stock previously automatically extinguished pursuant to this subparagraph (b) (3) of this Article NINTH




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shall be automatically revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Corporation as otherwise provided above.

                  SECOND. The foregoing amendments to the Charter of the Corporation have been approved by the shareholders of the Corporation at the Annual Meeting held on May 22, 1996.

                   IN WITNESS WHEREOF, SPIEKER PROPERTIES, INC. has caused these present to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and witnessed by its Chief Financial Officer and Executive Vice President on June 17, 1996.

ATTEST:                                          SPIEKER PROPERTIES, INC.

/s/ Craig G. Vought                              By: /s/ Warren E. Spieker
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Craig G. Vought                                  Warren E. Spieker, Jr.
Chief Financial Officer and Executive Vice       Chairman of the Board and
President                                        Chief Executive Officer



         THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of SPIEKER PROPERTIES, INC., who executed on behalf of the Corporation the Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                               /s/ Warren E. Spieker
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                                                   Warren E. Spieker, Jr.
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